Exhibit 10.2

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

In consideration of the covenants undertaken and releases contained in this CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter referred to as "Agreement"), Michele Sizemore ("Employee") on the one hand, and Vince, LLC (the "Company") on the other side, agree as follows:

Employee and the Company agree that the following facts are true:

1)	Employee and the Company entered into an employment letter, dated April 5, 2013 (the "Employment Letter");

2)	Employee was granted stock options pursuant to:

a.

A stock option grant agreement with Kellwood Company, dated July 1, 2013, as assigned to and assumed by the Company (as amended, the "2010 Stock Option Agreement"), pursuant to the 2010 Stock Option Plan of Kellwood Company, as assigned and assumed by the Company; and

b.

Stock option grant agreements with the Company, each dated October 2, 2015 (collectively, the "2013 Stock Option Agreements" and together with the 2010 Stock Option Agreement, the "Stock Option Agreements"), pursuant to the 2013 Omnibus Incentive Plan of the Company.

3)	Employee was employed by the Company on an "at-will" basis;

4)	Employee's employment with the Company will end effective March 9, 2016;

5)	The Company wishes to provide severance compensation to Employee consistent with the terms of the Employment Letter;

6)

Employee and the Company each believe that they have dealt fairly and legally with each other, and neither has any intent to pursue any claims against the other. However, in exchange for the severance compensation under this Agreement, Employee and the Company desire to settle fully and settle finally all actual and/or potential claims between them concerning the above-referenced employment relationship including, but in no way limited to, any claims that might arise out of Employee's employment and/or the termination thereof.

NOW THEREFORE, in consideration of the promises herein contained, it is agreed as follows:

1.Facts Incorporated to Agreement. The above-mentioned facts are hereby incorporated into, and made a part of, this Agreement.

2.Denial of Liability. This Agreement shall not in any way be construed as an admission by the Company of any breaches of contract, statutory violations, wrongful acts or acts of discrimination whatsoever against Employee or any other person, and the Company specifically disclaims any liability to, or discrimination against Employee or any other person, on the part of itself, its employees, or its agents.

3.Termination of Employment. Employee's employment with the Company was terminated by the Company effective as of March 9, 2016 (the "Termination Date"). . All salary, compensation, and perquisites of employment will cease as of the Termination Date. Employee will not seek re-employment with the Company. Employee is also hereby removed and terminated from, and hereby resigns, effective as of the Termination Date, from all other positions, titles, duties, authorities and responsibilities (including without limitation from any board positions) with, arising out of or relating to his employment with the Company and its subsidiaries and affiliates and agrees to execute all additional documents and take such further steps as may be required to effectuate such removal and termination.

4.Severance Payment. In exchange for Employee's agreement to the terms of this Agreement and the covenants contained in the Employment Letter, the Company shall provide Employee only with the following payments and benefits (collectively, the "Severance Payment"):

(a)The Company shall continue to pay Employee the Employee's current base salary of $520,000 per annum, less tax withholdings and authorized deductions, pursuant to the Company's normal payroll practices and procedures, for three (3) months (such period, the "Severance Period").

(b)If Employee makes a timely election of continued health benefit coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company will continue to pay the employer portion of the associated monthly premium during the Severance Period. Employee will be responsible to pay the associated employee portion of the monthly premium directly to DISCOVERY BENEFITS as directed by the Company in order to be covered by COBRA. Attached as Exhibit A is a summary of the health care continuation obligation for the Company and Employee. Effective the first day of the month following the last date of the Company COBRA subsidy, Employee will be responsible to pay 100% of the COBRA premium to continue healthcare insurance for the remainder of the applicable COBRA period.

Notwithstanding the foregoing, in the event a COBRA premium benefit violates the nondiscrimination rules under the Patient Protection and Affordable Care Act (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time) (the "Affordable Care Act"), the Company will cease to provide such COBRA premium benefit.

Employee's right to receive any payments described in this Section 4, which are not already required by law, is expressly conditioned upon: (i) the absence of any breach by Employee of this Agreement and the terms of each of the Employment Letter and the Stock Option Agreements, including but not limited to the non-compete, confidentiality, non-solicit and non-disparagement provisions in the Employment Letter and Annex A of the 2010 Stock Option Agreement and (ii) the absence of any misconduct by Employee on or after the date of termination that is harmful to the Company, its property, its goodwill, or its customers (such as, by way of example but not limitation, vandalism by Employee to Company property).

By signing this Agreement, Employee acknowledges and agrees that Employee shall not accrue or be entitled to any payments or benefits beyond the Termination Date except for the Severance Payment set forth in this Section 4 of the Agreement. Employee acknowledges that the Severance Payment is given in consideration for Employee's promises in this Agreement, the Employment Letter and the Stock Option Agreements, and that such Severance Payment is contingent upon Employee's execution of this Agreement and the satisfaction of the other conditions set forth in this Agreement, the Employment Letter and the Stock Option Agreements. Employee further acknowledges that Employee has not been subjected to any discrimination or retaliation on account of Employee's age and that Employee is unaware of any basis to believe that Employee has any claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA'').

5.Receipt of Compensation Due. Upon the conclusion of Employee's employment, the Company will pay Employee a lump sum less any applicable deductions and withholdings that represent Employee's accrued unused vacation payments due and owing to Employee through the Termination Date. Employee acknowledges and agrees that such payment was not made contingent on the execution of this Agreement. Employee also acknowledges and agrees that Employee has not suffered any on-the-job injury for which Employee has not already filed a claim, that Employee has been reasonably accommodated and provided with the opportunity to engage in the interactive process with respect to any injury or disability the Company has been made aware of, that Employee has been properly provided any leave of absence due to Employee's or a family member's health condition, and that Employee has not been subjected to any improper treatment, conduct or actions due to or related to any request by Employee for or taking of any leave of absence because of Employee's own or a family member's health condition, nor has Employee been denied any leave requested under the Family and Medical Leave Act of 1933, as amended, or the California Family Rights Act. Employee also acknowledges and agrees that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

6.	Equity Grants.

(a)All of Employee's equity grants vested as of the Termination Date (which consist of options to acquire 20,968 shares of the Company's common stock at an exercise price of $6.64 granted on June 10, 2013 under the 2010 Stock Option Agreement) shall be subject to the terms and conditions of the applicable grant agreement, including the provision that vested options shall be exercisable for only the thirty (30) day period after the Termination Date (or if the Termination Date occurs during a "blackout period" under the Company's security trading policy, such thirty (30) day period shall commence after such blackout period in accordance with the terms of the 2010 Stock Option Agreement), except to the extent expressly set forth in the 2010 Stock Option Agreement.

(b)As provided for in the applicable stock plans and grant agreements, all equity grants that are unvested as of the Termination Date shall expire as of the Termination Date, and Employee shall have no right or claim with respect to such grants.

7.Restrictions. Employee hereby agrees and reaffirms the covenants and agreements set forth in the Employment Letter and in the Stock Option Agreements, including without limitation the confidentiality, non-compete, non-solicitation and non-interference covenants contained in the Employment Letter and in Annex A to the 2010 Stock Option Agreement, provided that to the extent there is any conflict between the covenants and agreements in this Agreement, on the one hand, and the terms of the Employment Letter or any of the Stock Option Agreements, on the other hand, the terms of this Agreement shall apply. Employee acknowledges that such covenants shall survive beyond the Termination Date.

8.Remedies. The Parties acknowledge and agree that Employee's breach or threatened breach of any of the restrictions referenced in Section 7 of this Agreement will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Employee hereby consents to the grant of a temporary restraining order or an injunction (temporary or otherwise) against Employee or the entry of any other court order against Employee prohibiting and enjoining him from violating, or directing him to comply with, any provision of Section 7. Employee also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company and its subsidiaries and affiliates against him for such breaches or threatened or attempted breaches.

9.Neutral Job Reference. The Company agrees to provide Employee with a neutral job reference for all written and telephone requests to include only the following: job title and dates of employment.

10.Return of Company Property. Employee agrees to turn over to the Company by no later than the Termination Date, all Company property, including but not limited to Company laptop and mobile phone, and shall acknowledge such if requested by the Company.

11. Confidentiality. Employee represents and agrees that Employee will keep the terms, amount and fact of this Agreement confidential, and will keep Employee's claims and allegations against the Company or any of its affiliates or subsidiaries, if any, confidential. Employee further represents that Employee will not hereafter disclose any information concerning Employee claims or this Agreement to anyone, including, but by no means limited to, any past, present or prospective employee or applicant for employment of the Company or any of its affiliates or subsidiaries,. Nothing herein shall prevent Employee from disclosing any part of this Agreement or the information contained herein to Employee's legal counsel, tax advisor, or spouse, so long as such disclosure is accompanied by a warning that the recipient must keep the information confidential.

12. Use of Agreement in Proceedings. This Agreement may not be used in evidence in any proceedings of any kind, except in an action alleging a breach of this Agreement. It shall not be a breach of this Agreement for either party to comply with a valid court order or subpoena requiring the disclosure of any information about this Agreement, so long as, in the case of Employee, Employee notifies the Company of such court order in writing, and allows it the opportunity to move to quash such order.

13. Confidential Information. Employee acknowledges that Employee has been provided with or exposed to confidential and proprietary information and trade secrets of the Releasees (as defined below) and other entities and individuals with which a Releasee does business, including but not limited to non-public information, data and documents relating to the Company's business plans, finances, strategies, processes, procedures, designs, customers, construction plans, photographs, techniques, and other non-public information regarding the Company's business ("Confidential Information"). During and following his or her employment with the Company, Employee agrees not to disclose (without the express written authorization of the Company) any Confidential Information which Employee acquired, learned or developed as an employee of the Company, to any other person or entity, or to use such information in any manner that is detrimental to the interests of the Company or entities or individuals with whom the Company does business, for so long as such Confidential Information may remain confidential.

14. General Release.

(a)Employee understands and agrees that, by signing this Agreement, in exchange for the Severance Payment that Employee will receive under Paragraph 4 above, Employee is irrevocably and unconditionally waiving, releasing and forever discharging, and promising not to sue the Company and each of the Company's owners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, franchisees, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, under or in concert with any of them (collectively "Releasees"), and each of them, from any and all claims, wages, demands, actions, class actions, rights, liens, agreements, contracts, covenants, suits, causes of action, charges, grievances, obligations, debts, costs, expenses, penalties, attorneys' fees, damages, judgments, orders and liabilities of any kind, known or unknown, suspected or unsuspected, and whether or not concealed or hidden, arising out of or in any way connected with Employee's employment relationship with, or the termination of Employee's employment with, any of the Released Parties, including but in no way limited to, any act or omission committed or omitted prior to the date of execution of this Agreement. This general release of claims includes, but is in no way limited to, any and all wage and hour claims, claims for wrongful discharge, breach of contract, violation of public policy, tort, or violation of any statute, constitution or regulation, including but not limited to any violation of Title VII of the Civil Rights Act of 1964, as amended; ADEA; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Fair Labor Standards Act, as amended; Employee Retirement Income Security Act of 1974, as amended; 42 U.S.C. Section 1981; the Older Workers Benefit Protection Act; the Civil Rights Act of 1866, 1871, 1964, and 1991; the Rehabilitation Act of 1973; the Equal Pay Act of 1963; the Vietnam Veteran's Readjustment Assistance Act of 1974; the Occupational Safety and Health Act; and the Immigration Reform and Control Act of 1986;the New York Human Rights Law; the New York City Administrative Code (including the New York City Human Rights Law), as amended; California's Constitution; the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code (except for section 2802 and the provisions governing workers' compensation), the California Industrial Welfare Commission Wage Orders; and/or any other alleged violations of any federal, state or local law, regulation or ordinance, and/or contract, including without limitation, tort law or public policy claims, having any bearing whatsoever on Employee's employment by and the termination of Employee's employment with the Company, including, but not limited to, any claim for wrongful discharge, back pay, vacation pay, sick pay, wage, commission or bonus payment, attorneys' fees, costs, and/or future wage loss. Nothing herein shall prohibit Employee from filing a Charge of Discrimination or cooperating with the Equal Employment Opportunity Commission (or similar state or local agency) in any investigation, charge or proceeding, provided that Employee agrees that she will accept no monetary compensation in connection with any matter brought on Employee's behalf.

Employee, in consideration of the Severance Payment as described in Section 4 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims Employee has or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the ADEA, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and Employee has no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms. Employee acknowledges that Employee has been given a reasonable period of time to consider this Agreement, that Employee has freely, knowingly, and voluntarily decided to accept these benefits, and that this Agreement has binding legal effect, and that Employee is not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

The foregoing release does not extend to Employee's right to receive (i) indemnification under any statute (including under California Labor Code §2802); (ii) claims under the ADEA that may arise after the date Employee signs this Agreement; or (iii) any other rights or claims under applicable federal, state or local law that cannot be waived or released by private agreement as a matter of law. Employee understands that nothing in the release shall preclude Employee from filing a claim for unemployment or workers' compensation insurance. Employee understands that nothing in this release shall preclude Employee from filing a charge or complaint with any state or federal government agency or to participate or cooperate in such a matter; Employee agrees, however, to waive and release any right to seek or receive monetary damages resulting from any such charge or complaint or any action or proceeding brought by such government agency.

This release applies to claims or rights that Employee may possess either individually or as a class member, and Employee waives and releases any right to participate in or receive money or benefits from any class action settlement or judgment after the date this Agreement is signed that relates in any way to Employee's employment with Company.

This release is binding on Employee's heirs, family members, dependents, beneficiaries, executors, administrators, successors and assigns.

The obligations stated in this release are intended as full and complete satisfaction of any and all claims Employee has now, or has had in the past. By signing this release, Employee specifically represents that Employee has made reasonable effort to become fully apprised of the nature and consequences of this release, and that Employee understands that if any facts with respect to any matter covered by this release are found to be different from the facts Employee now believes to be true, Employee accepts and assumes that risk and agrees that this release shall be effective notwithstanding such differences. Employee expressly agrees that this release shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages.

Employee promises not to pursue any claim that Employee has settled by this release. If Employee breaks this promise, Employee agrees to pay all of Company's costs and expenses (including reasonable attorneys' fees) related to the defense of any claims. Employee understands that nothing in this Agreement shall be deemed to preclude Employee from challenging the knowing and voluntary nature of this release before a court or the Equal Employment Opportunity Commission ("EEOC"), or from filing a charge with the EEOC, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any employment laws. Employee understands, however, that, by signing this release, Employee is waiving the right to monetary recovery based on claims asserted in such a charge or complaint.

(b)Employee hereby expressly waives and relinquishes all rights and benefits under California Civil Code § 1542 to the fullest extent that one may lawfully waive such rights. Section 1542 of the Civil Code of California provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Section 1542 gives Employee the right not to release existing claims of which Employee is not now aware, unless Employee voluntarily chooses to waive this right. Having been so apprised, Employee nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his or her favor, known or unknown.

15. Voluntary Waiver. Employee further understands and acknowledges that this Agreement constitutes a voluntary waiver of any and all rights and claims Employee has against the Company as of the date of the execution of this Agreement, and Employee has expressly waived rights or claims pursuant to this Agreement in exchange for consideration, the value of which exceeds payment or remuneration to which Employee was already entitled.

16. Workers' Compensation. Employee represents and warrants that Employee has not suffered any workplace injury other than such injuries, if any, that Employee has previously reported to the Company in writing.

(a)Mutual Non-Disparagement Clause. Employee agrees not to make any negative or derogatory remarks or statements, whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other operations of the Company, any member of its management, board of directors, representatives, agents, consultants or any of its subsidiaries or affiliates, or management, board of directors or managers, representatives, agents, consultants of each such subsidiary or affiliate, or any investor or shareholder in the Company, unless as required by law or an order of a court or governmental agency with jurisdiction.

(b)The Company agrees that it will not, and will use reasonable efforts to cause any member of its management, board of directors, representatives, agents, consultants or any of its subsidiaries or affiliates, or management, board of directors or mangers, representatives, agents, consultants of each such subsidiary or affiliate, to not, make any negative or derogatory remarks or statements, whether orally or in writing, or otherwise engage in any act that is intended or may be reasonably be expected to harm the reputation, business, prospects or other interests of Employee, unless as required by law or an order of a court or governmental agency with jurisdiction.

(c)The terms of this Section 17 supersede any other non-disparagement covenant agreed to by Employee.

17. Employee's Cooperation Obligations. Employee agrees to cooperate in the defense of the Company against any threatened or pending litigation or in any investigation or proceeding that relates to any events or actions which occurred during or prior to the term of Employee's employment with the Company. Furthermore, Employee agrees to cooperate in the prosecution of any claims and lawsuits brought by the Company or any of its affiliates that are currently outstanding or that may in the future be brought relating to matters which occurred during or prior to the term of

Employee's employment with the Company. From and after the Termination Date, except as requested by the Company or as required by law, Employee shall  not comment upon any (i) threatened or pending claim or litigation (including investigations or arbitrations) involving the Company or (ii) threatened or pending government investigation involving the Company. In addition, Employee shall not disclose any confidential or privileged information in connection with any pending litigation or investigation or proceeding without the consent of the Company and shall give prompt notice to the Company of any request therefor. If Employee is required to cooperate in the defense of the Company in accordance with this Section 18, the Company shall pay Employee a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on Employee's annual base salary rate immediately preceding the Termination Date.

18. Compliance with Law. This Agreement is intended to comply with applicable law. Without limiting the foregoing, this Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code ("409A"), and, specifically, with the separation pay and short term deferral exceptions of 409A. Notwithstanding anything herein to the contrary, separation may only be made upon a "separation from service" under 409A and only in a manner permitted by 409A. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided in this Agreement shall be made or provided in accordance with the requirements of 409A (including, where applicable, the reimbursement rules set forth in the regulations issued under 409A). If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding any provision of this Agreement to the contrary, to the extent that execution and nonrevocation of this Agreement spans two taxable years, payment of any deferred compensation under this Agreement shall be paid or commence in the second taxable year if required under 409A.

19. Tax Withholding. Each payment under this Agreement is set forth as a gross amount and is subject to all applicable tax withholdings. The Company is hereby authorized to withhold from any payment due hereunder the amount of withholding taxes due any federal, state or local authority in respect of such payment and to take such other action as may be necessary to satisfy all Company obligations for the payment of such withholding taxes.

20. Recoupment. To the extent required under applicable laws rules and regulations, the Company will be entitled to recoup, and Employee will be required to repay, any payments or benefits pursuant to this Agreement.

21. Integration Clause. This document, the Employment Letter and the Stock Option Agreements constitute the complete and entire Agreement between the parties pertaining to the subject matter hereof, and the final, complete and exclusive expression of the terms and conditions of their Agreement. Any and all prior agreements, representations, negotiations, and understandings between the parties, oral or written, express or implied, are hereby superseded and merged herein.

22. Modification of Agreement. This Agreement may be amended, changed, or modified only by a written document signed by all parties hereto. No waiver of this Agreement or of any of the promises, obligations, terms, or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.

23. Warranty Regarding Non-Assignment. Employee represents that Employee has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein. If any Claim should be made or instituted against the Releasees, or any of them, because of any such purported assignment, Employee agrees to indemnify and hold harmless the Releasees, and each of them, against any such Claim, including necessary expenses of investigation, attorneys' fees and costs.

24. Governing Law. This Agreement is made and entered into in the State of New York, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties, by virtue of the identity, interest or affiliation of its preparer.

25. Warranty Regarding Complaints. Employee represents that Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against the Releasees, or any of them, with any federal, state, or local court, governmental agency or administrative agency, and that if, unbeknownst to Employee, such a complaint, charge or lawsuit has been filed on Employee's behalf, Employee will use Employee's best efforts to cause it immediately to be withdrawn and dismissed with prejudice. Employee further agrees to execute any and all further documents and to perform any and all further acts reasonably necessary or useful in carrying out the provisions and purposes of this Agreement.

26. Severability and Enforceability. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement.

27. Singular/Plural. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the content so indicates or requires.

28. Attorneys' Fees. In any action or other proceeding to enforce rights hereunder, the prevailing party shall receive an award of costs and expenses related to such proceeding, including attorneys' fees.

29. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Faxed signatures shall be deemed valid as if they were inked originals.

30. No Reliance By Employee. Employee represents and acknowledges that in executing this Agreement Employee does not rely and has not relied upon any representation or statement made by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

31. Advice of Counsel. Employee further states that Employee has carefully read this Agreement; that Employee has had the opportunity to consult an attorney, and has been advised to do so, to have any questions concerning this Agreement explained to Employee; that Employee fully understands the Agreement's final and binding effect; that the only promises made to Employee to sign this Agreement are those stated above; and that Employee is signing this Agreement voluntarily.

32. Employee Review Period. Employee specifically acknowledges that: (i) the Company has advised Employee to retain counsel to have this Agreement reviewed and explained to Employee; (ii) Employee was allowed a period of up to at least twenty-one (21) days to review and consider this Agreement, and has had the opportunity to make counter proposals to the Agreement; (iii) the Company has advised Employee to retain a translator or interpreter as necessary to have this Agreement reviewed and explained to Employee, and has advised Employee that a translator or interpreter can be provided at the Company's expense for the purposes of doing so; and (iv) Employee fully understands the language set forth in this Agreement as written, translated or interpreted, and by signing below, Employee acknowledges that she has taken any steps she believes to be necessary for her to fully comprehend all portions of this Agreement. If Employee should execute it prior to the expiration of the twenty-one day consideration period, knowingly waives Employee's right to consider this Agreement for twenty one days.

33. Seven-Day Revocation Period. Employee acknowledges that Employee may, for a period of seven (7) calendar days following the date of execution of this Agreement by Employee, revoke Employee's acceptance of this Agreement. Employee's execution of this Agreement shall not become effective until after expiration of this seven-day period. Any revocation of Employee's acceptance of this Agreement must be done in writing and delivered to a management employee of the Company before the close of business on the seventh calendar day.

34. Miscellaneous Provisions.

a.The Parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located  in the County of New York, NY, for the purposes of any suit, action or other proceeding brought by any Party arising out of any breach of any of the provisions of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM THIS AGREEMENT.

b.Under no circumstances shall Employee execute this Agreement prior to the Termination Date.

c.Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally,  telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express or overnight mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission (with written confirmation received) or, if mailed, four (4) days after the date of mailing or the next day after overnight mail, as follows:

(i)	If the Company, to:

Vince, LLC

500 Fifth Avenue, 20th Floor

New York, NY 10110

Attention:SVP, Human Resources

Telephone:(212) 515-2664

Email:             Mwallace@vince.com

With a copy to:

Vince, LLC

500 Fifth Avenue, 20th Floor

New York, NY 10110

Attention:	General Counsel Telephone:212-515-2650

(ii)	If Employee, to Employee's home and office addresses reflected in the Company's records

IN WITNESS WHEREOF, the undersigned have read and understand the consequences of this Agreement and voluntarily sign it. The undersigned declare under penalty of perjury under the laws of the State of New York that the foregoing is true and correct.

By: /s/ Michele Sizemore

VINCE, LLC

By: /s/ Melissa Wallace

Senior Vice President, Human Resources

Date: February 29, 2016

EXHIBIT A

HEALTH CARE CONTINUATION

•	Medical benefits will terminate on March 31, 2016
•	COBRA administrators will reach out to you with documentation needed to elect COBRA
•	COBRA continuation coverage will begin on April 1, 2016, if Employee timely elects COBRA:
o	The Company will continue to pay the employer portion of the monthly premium for up to the duration of the Severance Period (three (3) months)

>Medical Premium Plan (employee + one) - Employer monthly portion: $428.60

>Dental Premier Plan (employee + one) - Employer monthly portion: $7.81

o	Employee will be responsible for paying the employee portion of the monthly premium

>Medical Premium Plan (employee + one) - Employee monthly portion: $256.53

>Dental Premier Plan (employee + one) - Employee monthly portion: $67.72

>Vision (employee + one) - Employee responsible for full monthly premium: $14.33